Exhibit (m)(1)

FORWARD FUNDS

INVESTOR CLASS SHARES

SERVICE AND DISTRIBUTION PLAN UNDER RULE 12b-1

Forward Funds (the “Trust”) is an open-end management investment company registered as such under the Investment Company Act of 1940 (the “Act”). This Plan relates to the Investor Class Shares (the “Investor Class Shares”) of each of the portfolios of the Trust identified in Appendix A hereto (each, a “Portfolio”). Appendix A may be amended from time to time as provided herein.

Section 1. This Plan authorizes the Trust to pay to one or more persons or entities (which may but need not be affiliated with the Trust or any or its Investor advisers or other service providers), pursuant to agreements executed on behalf of the Trust, fees (“Fees “) for services rendered and expenses borne in connection with the provision of shareholder services or distribution services with respect to the Investor Class Shares of the Trust. On an annual basis, the aggregate amount of Fees with respect to each Portfolio paid under this Plan shall not exceed 0.25% of the Portfolio’s average daily net assets attributable to its Investor Class Shares.

Section 2. The Fees may be paid by the Trust under this Plan for the purpose of financing or assisting in the financing of any activity which is primarily intended to result in the sale of Investor Class Shares of the Trust and for servicing accounts of holders of Investor Class Shares. The scope of the foregoing shall be interpreted by the Board, whose decision shall be conclusive except to the extent it contravenes established legal authority. Without in any way limiting the discretion of the Board, the Fees may be paid for the following:

(a)	activities primarily intended to result in the sale of Investor Class Shares of the Trust, including, but not limited to (i) compensation to, and expenses (including overhead and telephone expenses) of, underwriters, dealers, brokers, banks and other selling entities (including the Distributor) and sales and marketing personnel of any of them for printing of prospectuses and reports for other than existing shareholders of a Portfolio and the preparation, production and dissemination of sales, marketing and shareholder servicing materials information of the Trust; (ii) compensating underwriters, dealers, brokers, banks and other financial institutions who aid in the processing of purchase or redemption requests for Investor Class Shares or the processing of dividend payments with respect to Investor Class Shares, who provide information periodically to shareholders showing their positions in a Portfolio’s Investor Class Shares, who forward communications from the Trust to shareholders, who render ongoing advice concerning the suitability of particular investment opportunities offered by the Trust in light of the shareholders’ needs, who respond to inquiries from Investor Class shareholders relating to such services, or who train personnel in the provision of services; and (iii) services qualifying as a service fee under the rules of the Financial Industry Regulatory Authority, Inc.;

(b)	administrative services to the Investor Class shareholders of the Trust, which may include (and are in addition to any such general services provided to a Portfolio as a whole): (i) transfer agency and sub-transfer agent services for beneficial owners of Investor Class Shares: (ii) aggregating and processing purchase and redemption orders of Investor Class shareholders, (iii) providing beneficial owners of Investor Class Shares who are not record owners with statements showing their positions in the Portfolio, (iv) processing dividend payments for Investor Class Shares held beneficially, (v) providing sub-accounting services for Investor Class Shares held beneficially, (vi) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to beneficial owners of Investor Class Shares who are not record owners and (vii) receiving, tabulating and transmitting proxies executed by beneficial owners of Investor Class Shares who are not record owners; and

(c)	additional personal services to the Trust’s Investor Class shareholders and/or for the maintenance of Investor Class shareholder accounts.

Section 3. This Plan and each related agreement must be approved by a majority of the Board (“Board Approval”) and by a majority of the Directors (“Disinterested Director Approval”) who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Plan or any such agreement, by vote cast in person at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Director Approval. Each agreement relating to the implementation of this Plan must contain the provisions required by Rule 12b-1 under the Act.

Section 4. The officers, investment advisor or Distributor of the Trust, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such payments were made.

Section 5. To the extent any activity is covered by Section 2 and is also an activity which the Trust may pay for on behalf of a Portfolio without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the Act, this Plan shall not be construed to prevent or restrict the Trust from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in calculation of Payments subject to the limitation set forth in Section 1.

Section 6. This Plan shall not take effect with respect to any Portfolio until it has been approved by a vote of at least a majority of the outstanding Investor Class voting securities of the Portfolio, unless this Plan is adopted prior to any public offering of the Investor Class voting securities of that Portfolio or the sale of such securities to persons who are not affiliated persons of that Portfolio, affiliated persons of such persons, promoters of that Portfolio or affiliated persons of such promoters. This Plan shall be deemed to have been effectively approved with respect to any Portfolio if a majority of the outstanding Investor Class voting securities of that Portfolio votes for the approval of the Plan.

Section 7. This Plan may not be amended in any material respect (including any amendment to add a Portfolio to Appendix A) without Board Approval and Disinterested Director Approval and may not be amended to increase materially the amount to be spent for distribution hereunder without such approvals and further approval by a vote of at least a majority of the outstanding Investor Class Shares of the Trust.

Section 8. This Plan may continue in effect for longer than one year after its approval by the shareholders of the Trust only as long as such continuance is specifically approved at least annually by Board Approval and by Disinterested Director Approval, cast in person at a meeting called for the purpose of voting on this Plan.

Section 9. This Plan may be terminated at any time by a vote of the Directors who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreement related to the implementation of the Plan, cast in person at a meeting called for the purposes of voting on such termination, or by a vote of at least a majority of the outstanding Investor Class Shares of the Trust.

Section 10. While this Plan is in effect, the selection and nomination of Directors who are not interested persons of the Trust shall be committed to the discretion of the Directors who are not such interested persons.

Section 11. As used in this Plan, the terms “interested person” and “related agreement” shall have the meanings ascribed to them in the Act and the rules adopted by the Securities and Exchange Commission (“SEC”) thereunder and the term “vote of a majority of the outstanding Investor Class Shares” of the Trust shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the Act, all subject to such exemptions as may be granted by the SEC.

Approved: June 9, 2005

Amended: January 8, 2009

APPENDIX A

(to the Investor Class Shares

Service and Distribution Plan Under Rule 12b-1)

November 1, 2012

Forward Aggressive Growth Allocation Fund

Forward Balanced Allocation Fund

Forward Commodity Long/Short Strategy Fund

Forward Core Strategy Long/Short Fund

Forward CorePlus Fund

Forward Credit Analysis Long/Short Fund

Forward EM Corporate Debt Fund

Forward Emerging Markets Fund

Forward Endurance Long/Short Fund

Forward Extended MarketPlus Fund

Forward Floating NAV Short Duration Fund

Forward Focus Fund

Forward Frontier Strategy Fund

Forward Global Credit Long/Short Fund

Forward Global Infrastructure Fund

Forward Growth & Income Allocation Fund

Forward Growth Allocation Fund

Forward High Yield Bond Fund

Forward Income & Growth Allocation Fund

Forward Income Builder Fund

Forward International Dividend Fund

Forward International Real Estate Fund

Forward International Small Companies Fund

Forward Investment Grade Fixed-Income Fund

Forward Large Cap Dividend Fund

Forward Managed Futures Strategy Fund

Forward Real Estate Fund

Forward Real Estate Long/Short Fund

Forward Select EM Dividend Fund

Forward Select Income Fund

Forward Small Cap Equity Fund

Forward Strategic Alternatives Fund

Forward Tactical Enhanced Fund

Forward Tactical Growth Fund

Forward U.S. Government Money Fund